Exhibit 10.4

FIRST PRIORITY OPEN PLEDGE AGREEMENT OVER A COMMERCIAL ESTABLISHMENT

3.
Edgar Louis Dyes of age, domiciled in Bogotá, identified with Id No C.E. 223.325 de Bogota acting in name and representation of SOLANA PETROLEUM EXPLORATION COLOMBIA LIMITED, (hereinafter the “PLEDGOR”) a company duly organized and existent under the laws of Cayman Islands, in his capacity as Principal Legal Representative authorized to execute this agreement, as evidenced in the certified copy of the Resolution of the Board of Directors of the PLEDGOR, dated 24 of August, 2009 which is attached hereof, and form integral part of this document and

4.
Jose Luis Palacios of age, domiciled in Bogotá, identified with Id No 80.090.506 of Bogota, D.C. acting in name and representation of STANDARD BANK PLC, (hereinafter the “PLEDGEE”) a company duly organized and existent under the laws of England and Wales (Company No. 2130447) and having its registered office at Cannon Bridge House, 25 Dowgate Hill, London EC4R 2SB, with main domicile in the United Kingdom, have executed the following Open Pledge Agreement  (hereinafter the “Pledge Agreement”) :

WHEREAS:

(A)
WHEREAS an AMENDED AND RESTATED CREDIT AGREEMENT dated  July [---] 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Credit Agreement), was executed among GRAN TIERRA ENERGY COLOMBIA, LTD. (formerly Argosy Energy International), ARGOSY ENERGY LLC (formerly Argosy Energy Corp.), a limited liability company organized under the laws of the State of Delaware (Registered No. 3234977), the PLEDGOR, SOLANA RESOURCES LIMITED, a limited company organized under the laws of Province of Alberta, Canada, GRAN TIERRA ENERGY CAYMAN ISLANDS INC., a corporation organized under the laws of the Cayman Islands (the “Borrower”), each of the Banks party thereto from time to time; and STANDARD BANK PLC as Issuing Bank, Arranger and as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) by means of which a loan facility for a sum of up to US$200,000,000 was granted by the Banks to the Borrower on the terms and subject to the conditions set forth therein;

(B)
WHEREAS, PLEDGOR is a company dedicated to the exploration and production of hydrocarbons in Colombia, and in order to develop its corporate purpose has established a commercial establishment (Branch), denominated SOLANA PETROLEUM EXPLORATION COLOMBIA LIMITED, (hereinafter the “Commercial Establishment”), located in Bogotá, D.C., registered before Bogotá’s Chamber of Commerce under trade registration No 00901181 of October 26, 1998, as evidenced in the certificate issued by said entity, which will be attached to this agreement and forms integral part; and

(C)
WHEREAS, in order to secure the prompt payment and performance in full of the Secured Obligations, the Parties have agreed to execute this Pledge Agreement by virtue of which the PLEDGOR hereby creates an open pledge, in favor of PLEDGEE, over its Commercial Establishment.

NOW, THEREFORE, the Parties have decided to enter into this PLEDGE AGREEMENT which shall be governed by the following provisions (the “Pledge Agreement”):

CLAUSES

FIRST CLAUSE. - PURPOSE: Considering the recitals mentioned above, the PLEDGOR, acting under the conditions indicated on this Pledge Agreement, in the terms of articles 532, 1207 to 1220 of the Colombian Commercial Code, hereby creates in favor of PLEDGEE, a first priority open pledge, without tenancy over the Commercial Establishment, this being understood as those assets property of the PLEDGOR and its Branch which are principally located in the city of Bogotá and form part of its Commercial Establishment, together with its circulating assets along with the elements, acts and agreements identified in the Third Clause of this Agreement.

Under this clause, the PLEDGOR agrees to (i) obtain a duly legalized and apostilled cancellation of the first priority open pledge over the Commercial Establishment, dated December 20, 2007 (the “BNP Pledge”), by the PLEDGOR in favor of BNP PARIBAS, and register the cancellation of the BNP Pledge in the commercial registry belonging to the Colombian territory within ten (10) days of the date of this Pledge Agreement or such later date as the PLEDGOR and the PLEDGEE may agree to in writing, (ii) register this Pledge Agreement in the commercial registry belonging to the Colombian territory within the three (3) Business Days following the date of the cancellation and registration of the BNP Pledge and (iii) to deliver to the PLEDGEE, within five (5) Business Days following the request of inscription of the present Pledge Agreement in the commercial registry, a copy of said inscription.

SECOND CLAUSE.- SECURED OBLIGATIONS: The pledge created by means of this Pledge Agreement is an open pledge, that secures the payment and performance in full by the Obligors of all principal of and interest on the Loans made by the Banks to, and the Notes held by each Bank from, and Reimbursement Obligations in respect of Letters of Credit issued for the account of, and the Designated Hedging Obligations of, the Borrower and all other amounts from time to time owing to the Secured Parties by the Borrower under the Credit Agreement, under the Notes, under each Designated Hedging Agreement and by any other Obligor under any of the other Loan Documents to which such Obligor is a party, in each case strictly in accordance with the terms hereof and thereof (hereinafter the “Secured Obligations”). For legal purposes, especially for the provisions of article 58 of Law 788, 2002, it is hereby stated that at the date of the execution of the Pledge Agreement, no disbursement has been effectively made under the Credit Agreement since its execution on [---].

Notwithstanding the above, the Parties hereto agree that the amount of the Secured Obligations will correspond to the sum of up to USD$200,000,000 for principal plus any interest and any other costs, expenses, fees, commissions, indemnifications and other amounts due from any Obligor pursuant to the Credit Agreement and the other Loan Documents.

THIRD CLAUSE.- COMMERCIAL ESTABLISHMENT ASSETS: Pursuant to this Pledge Agreement, the items provided in article 516 of the Code of Commerce form part of the Commercial Establishment and are thus subject to this pledge, including but not limited to the circulating assets and the following assets:

3.1.
All present and future rights owned by the PLEDGOR over  engineering, designs, blueprints, programs and information required for the operation and maintenance of the facilities destined to the exploration and production of oil, gas, and any other hydrocarbon, conducted by the Commercial Establishment;

3.2.
All present and future rights owned by the PLEDGOR over the movable goods, machinery, equipment, instruments, spare parts, and any other inventory,  necessary for the operation and maintenance of the facilities destined to the exploration and production of oil, gas and any other hydrocarbon, conducted by the Commercial Establishment;

3.3.
All present and future authorizations, approvals, concessions, permits, and licenses of any nature held by the PLEDGOR for the operation and maintenance of the facilities destined to the exploration and production of  oil, gas and any other hydrocarbon, conducted by  the Commercial Establishment;

3.4.
All present and future easements and transit rights held by the PLEDGOR over the real state properties required for the construction, operation and maintenance of the facilities destined to the exploration and production of oil, gas, or any other hydrocarbon, conducted by the Commercial Establishment;

3.5.	All present and future rights held by the PLEDGOR over any oleoduct which currently utilizes or may reach to use;

3.6.	All present and future rights held by the PLEDGOR derived from any oil purchase agreements and any oil, gas or any other hydrocarbon transportation agreement;

3.7.
All present and future machinery and equipment owned by the PLEDGOR, installed by the PLEDGOR for the development of any exploration and production activity of oil, gas or any other hydrocarbon, conducted by the Commercial Establishment;

3.8.	All present and future movable goods, office equipment, and computer systems owned by the PLEDGOR;

3.9.	All present and future trade names, and trademarks of goods and services, owned by the PLEDGOR;

3.10.	All present and future patents, utility models, and industrial designs owned by the PLEDGOR;

3.11.
All present and future rights of the  PLEDGOR, different from those mentioned above in 3.9 and 3.10 regarding inventions or industrial and technical creations used by the  PLEDGOR in the normal activities of the Commercial Establishment;

3.12.
All lease, commodatum, and leasing agreements executed by the  PLEDGOR, as well as all rights of the  PLEDGOR to lease the offices or premises in which the Commercial Establishment operates if those offices or premises are not owned by the  PLEDGOR, and the indemnifications which, according to the law and the agreements mentioned above, the  PLEDGOR has the right to receive and all commodatum, leasing and lease agreements executed  by  the  PLEDGOR in the future;

3.13.
All present and future engineering, design, construction and services agreements executed by the  PLEDGOR for the operation and maintenance of the facilities destined to the exploration and production of oil, gas, and any other hydrocarbon;

3.14.
All agreements which grant the  PLEDGOR, direct or indirect participation over any hydrocarbon project in Colombia, including but not limited to, exploration and production of hydrocarbons agreements executed (of any type) with Ecopetrol or the AGENCIA NACIONAL DE HIDROCARBUROS (ANH) or private agreements executed by or on behalf of the  PLEDGOR with third parties which have contracted areas for the exploration and production  of hydrocarbons (of any type) with Ecopetrol or the ANH;

3.15.	All credit rights in favor of the PLEDGOR and any other similar values;

3.16.
All rights of the  PLEDGOR,  acquired through its Commercial Establishment in Colombia, under every and any kind of agreement related to exploration and production of hydrocarbon activities in Colombia with the ANH, Ecopetrol or any third party; and

3.17.	All other rights of the PLEDGOR derived from the normal operation of the Commercial Establishment.

The Commercial Establishment does not include the rights of the Borrower derived from any crude oil sales commercial agreements, over which the parties have constituted a pledge in favor of the PLEDGEE as additional collateral security to the Secured Obligations pursuant to a separate pledge agreement.

FOURTH CLAUSE.- COMMERCIAL ESTABLISHMENT LOCATION: The offices in which de Commercial Establishment operates in Bogotá, D.C. are located at,  Calle 113 No 7 – 80 Floor17. The PLEDGOR is hereby allowed to change the domicile of the Commercial Establishment in case of termination of the existing lease agreement, in which case the PLEDGOR shall inform the PLEDGEE in a prior, express and explicit manner the new domicile of the Commercial Establishment; provided, however, that the new domicile shall be kept in the city of Bogotá D.C..

Notwithstanding the above, the PLEDGOR is expressly authorized to move the items mentioned above in the following events: a) when the change of location is done inside the premises of the PLEDGOR; or b) when events of force majeure or acts of god occur (as defined in Law 95 of 1890) and the mobilization is required in order to maintain their integrity. The PLEDGOR must return the goods immediately to the location previously determined, once the events of force majeure and act of god cease, unless express authorization from the PLEDGEE.

Likewise, the assets which are of property of the PLEDGOR that were necessary for the location in which the exploration and production of hydrocarbons are carried out and can be mobilized pursuant to the business' needs, without affecting in any way the rights and interests of the PLEDGEE under this document, the Credit Agreement or any other related document thereto. Notwithstanding, in this case, the PLEDGOR shall inform the PLEDGEE about the new location of the assets that have been mobilized.

FIFTH CLAUSE.- SALE OF ASSETS: The PLEDGOR may not sell, assign, encumber, or in any form limit, affect, or transfer the property rights, possession, or any other right it may hold over the Commercial Establishment encumbered by the present Pledge Agreement, unless prior written consent has been obtained from the PLEDGEE, subject to any applicable provisions in the Credit Agreement and the other Loan Documents.

SIXTH CLAUSE. - INSPECTION RIGHTS: The PLEDGOR must allow the PLEDGEE or the individuals designated by the PLEDGEE, to inspect the Commercial Establishment, which includes every single asset of the Commercial Establishment including its accounting, provided that it is made in working days, at any time during the term of the Pledge Agreement.

SEVENTH CLAUSE. – TENANCY: The PLEDGOR, under the condition stated in clause four of this Pledge Agreement, will maintain the tenancy of the Commercial Establishment, and the assets and rights that comprise it, being allowed to use them in accordance with their normal form of use, having to preserve them with due care and diligence, and agrees to attend with the maximum care and diligence to the custody, conservation and maintenance of said assets, and will be held responsible for minimum negligence, in such a manner that during the term of this Pledge Agreement they are kept in normal conditions, save for the normal wear and tear derived from its adequate use. Said obligations include those of performing maintenance work, substitutions and replacements and the repairs that the nature of the assets and goods require or that the industry advises, without diminishing the goods or assets.

EIGHTH CLAUSE. – TERM:  This Pledge Agreement will have the same term as the Credit Agreement, which is until February 22, 2010, or any of its extensions in accordance to the Credit Agreement. However, this pledge will serve as a security for the Secured Obligations until they are cancelled in full. Once all of the Secured Obligations have been paid or discharged in full, the PLEDGOR will be entitled, at its sole cost and expense, to receive from the PLEDGEE the execution of a document canceling the pledge created under this Pledge Agreement; provided always that if any payment in respect of the Secured Obligations is avoided or reduced as a result of the insolvency of the PLEDGOR or any analogous event, such pledge shall to the fullest extent permitted by law be reinstated as if the payment and discharge of the Secured Obligations had not occurred, and the liability of the PLEDGOR will continue as if the payment in respect of the Secured Obligations had not occurred, and the PLEDGEE shall be entitled to recover the amount of such payment from the PLEDGOR as if such payment had not been made.

NINTH CLAUSE. – ADDITIONAL OBLIGATIONS: The PLEDGOR agrees to perform its corporate purpose in Colombia solely and exclusively by means of the Commercial Establishment and to not open or establish for such commercial purposes establishments other than the Commercial Establishment encumbered through this pledge, except the new Commercial Establishment is included as part of the guaranty under this Pledge Agreement and the PLEDGEE grants its prior and written consent.

TENTH CLAUSE. – REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR: The PLEDGOR represents and warranties to the PLEDGEE the following:

10.1. That the Commercial Establishment and the assets that it comprises (with the exception of the assets that have been leased or received by lease or commodatum) are of its exclusive property, since they have not been previously sold or transferred to any third party and that they are free of any liens, pledges, civil claims and in general of any other type of encumbrance or property limitation, except for (i) those expressly permitted under the Credit Agreement and (ii) the BNP Pledge, provided that the BNP Pledge shall be cancelled and the cancellation of the BNP Pledge registered within ten (10) days of the date of this Pledge Agreement or such later date as the PLEDGOR and PLEDGEE may agree to in writing in accordance with the First Clause of this Pledge Agreement.

10.2. That the agreements from which the rights that form part of the Commercial Establishment are derived are valid and binding for the parties and enforceable against them, in accordance with the terms and conditions established therein.

10.3. That to the better understanding of the PLEDGOR it has not neither has any other party of any of the agreements from which the rights and obligations that form part of the Commercial Establishment are derived, failed to comply in total or in part, with any material aspect, any of the terms and conditions established in said agreements and that the PLEDGOR has not been notified nor has knowledge of any fact that can cause any breach with any term or condition established in said agreements.

10.4. The PLEDGOR is legally empowered to execute and grant this Pledge Agreement and that there are no legal, contractual o statutory restrictions applicable to the PLEDGOR in order to execute and grant this Pledge Agreement.

10.5. That all actions and conditions (statutory or other) that are required in order to validly subscribe and comply with this Pledge Agreement, have been executed, complied with and satisfied.

10.6. That this Pledge Agreement generates valid and binding obligations for the PLEDGOR that are enforceable against him, in accordance to the terms and conditions stated herein.

10.7 That, except for the consents and authorizations already received, the granting and execution of this Pledge Agreement and the compliance with the terms and conditions stated herein, do not result in a breach nor do they require authorization under: (i) the by-laws, (b) any law, decree, resolution, agreement, order, judicial decision, judicial ruling, decision, license or permission applicable to the PLEDGOR or to which the PLEDGOR is subject to, or (c) any agreement or instrument to which the PLEDGOR is part to or is obligated by.

ELEVENTH CLAUSE. – EXPENSES AND TAXES: The registration fees before the Chamber of Commerce, the expenses related to the issuance of the certificate evidencing the registration of the pledge to be delivered to the PLEDGEE, the expenses originated from the notarization of this document, the expenses and taxes caused by the cancellation of this pledge and the remaining expenses that are caused by the execution and granting of this Pledge Agreement, shall be fully assumed by the PLEDGOR.

TWELFTH CLAUSE. – INSURANCE POLICY: The PLEDGOR agrees to maintain one or more insurance policies with financially solid insurance companies duly authorized to operate in Colombia, over the assets that form part of the Commercial Establishment, based on the ordinary Colombian hydrocarbon sector’s usual amounts, coverages, terms and conditions. Additionally, the PLEDGOR agrees to maintain the assets that from part of the Commercial Establishment, insured during the full term of this Pledge Agreement.

THIRTEENTH.- ENFORCEABILITY OF THE PLEDGE: The PLEDGEE will only be able to enforce this Pledge following the established procedures in Colombian legislation and any other regulation, as well as any of the following events: (i) when an Event of Default occurs as defined in the Credit Agreement and/or any of the Secured Obligations and/or any other agreement or document entered into in connection to or as a result of the Credit Agreement, (ii) when a default occurs under this Pledge Agreement or (iii) any representation or warranty granted under this Pledge Agreement results false, inexact or incorrect. (iv) when the value of the Commercial Establishment is diminished or the goods, assets and rights that conform it are lost or deteriorated, and so become insufficient to guarantee the Secured Obligations unless the PLEDGOR provides an additional security reasonably satisfactory to the PLEDGEE.

FOURTEENTH CLAUSE. – FORECLOSURE PROCEEDINGS: In case that the PLEDGEE initiates a foreclosure proceeding against the PLEDGOR for breaches of the Secured Obligations, the parties agree to the following:

a) Appoint a suitable person, indicated in good faith by the PLEDGEE, to act as confiscator in the proceeding and that will continue to administrate the Commercial Establishment.

b) Designate the person that the PLEDGEE indicates in good faith, as an expert or experts for the appraisal of the assets that compose the Commercial Establishment.

FIRST PARAGRAPH: The PLEDGOR expressly states that it adheres to the appointment of the confiscator and the expert or experts made by the PLEDGEE, as provided in letters a) and b) of the present Clause, in accordance to the Colombian Civil Procedure Code and waives the right to request the division of the assets into lots in order to hold a public auction.

SECOND PARAGRAPH: In order to enforce this Pledge Agreement, the PLEDGOR grants a blank promissory note with a letter of instructions which shall be fulfilled by the PLEDGEE pursuant to the terms and conditions provided therein and with the owed amounts under the Credit Agreement. In order to fulfill the owed amount, the PLEDGEE shall discount any paid amount under any other guaranty granted pursuant to the Credit Agreement.

FIFTEENTH CLAUSE. – TRANSFER: The PLEDGOR accepts from the execution of this Pledge Agreement, any assignment or total or partial transfer that the PLEDGEE may make of this Pledge Agreement, as a consequence of the transfer of the Secured Obligations, as long as said transfer or assignment is made in accordance to what is established in the Credit Agreement. In the event of a partial transfer of the present Pledge Agreement as a consequence of the transfer of the Secured Obligations, the PLEDGOR will expressly be obligated to issue a new original copy of said agreement, with the corresponding reproduction of the registration stamps before the corresponding Chamber of Commerce, and deliver them to the PLEDGEE´s partial assignee or to deliver a document with the modifications to this pledge, in which the transfer is referenced and the assignee’s acceptance to all the terms of the present Pledge Agreement is stated.

SIXTEENTH CLAUSE. – APPLICABLE LAW: This Pledge Agreement is subject to Colombian law.

SEVENTEENTH CLAUSE. – HEADERS: The titles contained in this Pledge Agreement have been inserted for parties’ convenience and cannot affect in anyway the interpretation and meaning of any of the provisions of this Pledge Agreement.

EIGHTEENTH CLAUSE. – MODIFICATION: The present Pledge Agreement, including its Exhibits when the case may be, can only be modified or amended by mutual agreement between the parties stated in writing and proof that those who represent the parties are duly empowered to do so.

NINETEENTH CLAUSE. - NOTIFICATIONS: Any message, notification or summon required, demanded or permitted by this Pledge Agreement to be delivered to the PLEDGOR or PLEDGEE shall be made in writing and shall be given in accordance with Section 12.02 of the Credit Agreement

TWENTIETH CLAUSE. – TOTAL AGREEMENT: The present Pledge Agreement, accepted and signed, constitutes the total agreement between the parties; it has priority and replaces any other agreement that might have existed previously between them in relation with the object of this Pledge Agreement.

TWENTY-FIRST CLAUSE. – NULLITY OR ILLEGALITY OF THE PROVISIONS: In the event that one or more of the provisions of this Pledge Agreement is declared to be null, inefficient or contrary to Colombian law, this does not imply the nullity, inefficiency or illegality of the remaining provisions of this Pledge Agreement, which will continue to be binding and mandatory for the parties and will remain in force and in effect. Additionally, the parties agree to cooperate amongst themselves to replace the null, inefficient or illegal provision, for another provision that is valid and enforceable and that serves the same purpose and renders the same effects as the provision that has been declared illegal, null or inefficient.

TWENTY-SECOND CLAUSE. –WAIVER: Waivers, by either of the parties to what has been stated in this Pledge Agreement cannot be interpreted as a waiver to exercise the rights and actions granted by this Pledge Agreement or by the Law, with the exception of waivers that have been expressly previously recognized through a written communication. No omission, delay or action done by the parties while exercising any of its rights, powers or resources under the present Pledge Agreement will be considered as a waiver of said rights, powers or resources. No waiver of a right, power or resources by either of the parties is considered to be valid except when said party has notified it by writing. The rights and actions in this Pledge Agreement are cumulative and do not excludes the remaining rights and actions established in the applicable law. The exercise of any right or action under this Pledge Agreement, does not exclude the possibility to exercise another right or resources.

TWENTY-THIRD CLAUSE. – SURVIVAL OF AGREEMENTS: Each agreement, representation, warranty, and covenant contained or referred to in this Pledge Agreement shall survive any investigation at any time made by the PLEDGEE shall survive any disbursement under the Loans, except for changes permitted hereby and, except as otherwise provided in this article, shall terminate only when all amounts due or to become due under the Loan Documents are indefeasibly paid.

In witness whereof, this Pledge Agreement is signed in multiple original copies, of the same contents by:

Before the Notary Public, in the city of Bogota D.C., on August 24 of two thousand and nine (2009).	Before the Notary Public, in the city of Bogotá, D.C., on August 24 of two thousand and nine (2009).

By PLEDGOR	By PLEDGEE

/s/ Edgar Louis Dyes	/s/ Jose Luis Palacios
EDGAR LOUIS DYES	JOSE LUIS PALACIOS
C.E. 223.325	C.C. No. 80.090.506 Bogota
Principal Legal Representative	[Proxy]